PRESS RELEASE

Contact:

Joel A. Fernandes
Threshold Pharmaceuticals, Inc.

650.474.8273

IR@thresholdpharm.com

THRESHOLD PHARMACEUTICALS APPOINTS DR. TILLMAN PEARCE AS CHIEF MEDICAL OFFICER

SOUTH SAN FRANCISCO, CA – February 17, 2012 -- Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced the appointment of Tillman Pearce, M.D. as its Chief Medical Officer. In this position, Dr. Pearce will oversee the development of Threshold’s TH-302, a clinical stage hypoxia-targeted cancer therapeutic currently being evaluated in a variety of cancers, including a Phase 3 trial in patients with soft tissue sarcoma and a Phase 2b trial in patients with pancreatic cancer.

"Dr. Pearce’s experience in oncology drug development, from the perspectives of large pharmaceutical as well as smaller entrepreneurial biotech companies, will be a significant addition to Threshold," stated Barry Selick, Ph.D., Chief Executive Officer of Threshold. "We enthusiastically welcome Tillman to the team and look forward to his contributions as we advance the development of TH-302 while building our new partnership with Merck KGaA. At this time, we also want to acknowledge and thank Dr. Sam Saks who joined us as interim CMO immediately following Dr. John Curd’s sudden passing last Spring.  Sam's insight into oncology drug development in general and TH-302 in particular has been invaluable to us and he will continue to be a key advisor to Threshold.”

Dr. Pearce brings almost two decades of international experience in drug development, including the pre- and post-marketing development of a variety of novel therapeutics for the treatment of solid tumors and hematologic malignancies as well as for inflammatory and infectious diseases. He served in senior managerial posts including Director of Oncology Clinical Research for Sandoz/Novartis where he worked on Phase 1-3 studies of PSC833 in hematologic malignancies and solid tumor indications, Medical Director at Sanofi-Synthelabo’s Oncology Business Unit during the international launch of Eloxatin for the treatment of colorectal cancer, and he established and directed PDL BioPharma France, which was responsible for PDL's clinical activities throughout Europe. Most recently, Dr. Pearce served as Chief Medical Officer of KaloBios Pharmaceuticals.

“I am excited to join the Threshold team and have the opportunity to help bring a truly innovative therapy to market. TH-302 has the potential to significantly benefit cancer patients and I’m looking forward to playing a role in supporting the development of this promising drug candidate,” said Dr. Pearce.

Dr. Pearce has a Bachelor's degree in philosophy from Tulane University, New Orleans, LA, and a medical degree from the Medical College of Georgia, Augusta, GA. Dr. Pearce is a board certified internist and hematologist.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302's potential uses and benefits and current and planned clinical trials of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether such trials confirm results from earlier trials and preclinical studies, potential side effects associated with TH-302, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results), and Threshold's ability to raise additional capital to continue funding its operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities Exchange Commission on November 3, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

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